Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-147192 on Form S-8 to Form S-4 of our reports dated February 25, 2016, relating to the consolidated financial statements of Fifth Third Bancorp and subsidiaries (the “Bancorp”), appearing in the Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of the Bancorp’s internal control over financial reporting as of December 31, 2015 appearing in the Bancorp’s Form 10-K/A (Amendment No. 1) filed on November 9, 2016.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
February 2, 2017